Exhibit 21.1

Puget Energy, Inc.

SUBSIDIARIES

1.	Puget Sound Energy, Inc.
10885 N.E. Fourth Street, Suite 1200
Bellevue, Washington 98004-5515

2.	InfrastruX Group, Inc.
10900 N.E. Fourth Street, Suite 1900
Bellevue, Washington 98004-5515